Exhibit 4.1

SECURED PROMISSORY NOTE

$3,000,000.00	February 24, 2022

FOR VALUE RECEIVED,  SANUWAVE HEALTH, INC., a Nevada  corporation (“Issuer”), hereby unconditionally promises to pay to NH EXPANSION CREDIT FUND HOLDINGS LP, a Delaware limited partnership (together with its registered successors and permitted assigns, “Holder”), at the Holder’s lending office, or at such other place as Holder may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Million Dollars ($3,000,000.00), pursuant to the terms of that certain Note and Warrant Purchase and Security Agreement, dated as of August 6, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “NWPSA”), by and among Issuer, NH EXPANSION CREDIT FUND HOLDINGS LP, as Agent for the noteholders, Holder and each other noteholder from time to time party thereto.  All capitalized terms used herein (which are not otherwise specifically defined herein) shall be used in this Secured Promissory Note (this “Note”) as defined in the NWPSA.

This Note is issued in accordance with the provisions of the NWPSA and is entitled to the benefits and security of the NWPSA and the other Note Documents, and reference is hereby made to the NWPSA for a statement of the terms and conditions under which this Note was made and is required to be repaid.

The outstanding principal balance evidenced by this Note shall be payable in full on the Maturity Date, or on such earlier date as provided for in the NWPSA.

Issuer promises to pay interest from the date hereof until payment in full hereof on the unpaid principal balance of this Note at the per annum rate or rates set forth in the NWPSA.  Interest on the unpaid principal balance of this Note shall be payable on the dates and in the manner set forth in the NWPSA.  Interest as aforesaid shall be calculated in accordance with the terms of the NWPSA.

Upon and after the occurrence of an Event of Default, and as provided in the NWPSA, the principal outstanding under this Note may be declared, and immediately upon such declaration shall become, due and payable without demand, notice or legal process of any kind; provided, however, that upon the occurrence of an Event of Default pursuant to the provisions of Section 7.5(b) or Section 7.5(c) of the NWPSA, the principal outstanding under this Note shall automatically be due and payable, without demand, notice or acceleration of any kind whatsoever.

Payments received in respect of this Note shall be applied as provided in the NWPSA.

Issuer hereby waives presentment, demand, protest and notice of presentment, demand, nonpayment and protest.

No waiver by any Holder of any one or more defaults by Issuer in the performance of any of its obligations under this Note shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature, or as a waiver of any obligation of Issuer to any other Holder under the NWPSA.

No provision of this Note may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Issuer, Holder and the Required Holders under the NWPSA, to the extent required under Section 11.3 of the NWPSA.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Whenever in this Note reference is made to Holder or Issuer, such reference shall be deemed to include, as applicable, a reference to their respective successors and permitted assigns.  The provisions of this Note shall be binding upon Issuer and its successors and permitted assigns, and shall inure to the benefit of Holder and its successors and permitted assigns.

In addition to, and without limitation, of any of the foregoing, this Note shall be deemed to be a Note Document and shall otherwise be subject to all of the general terms and conditions contained in Section 8.4 and Article 11 of the NWPSA, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, Issuer has caused this Secured Promissory Note to be executed as of the date first written above.

ISSUER:

SANUWAVE HEALTH, INC.

By:	/s/ Kevin A. Richardson II
Name:	Kevin A. Richardson II
Title:	CEO & Chairman

Address for Notice:
SANUWAVE HEALTH, INC.
11495 Valley View Rd.
Eden Prairie MN 55344
Attention: Finance

[Signature Page to Secured Promissory Note (Second Closing Note)]